Exhibit 99.1

5835 Peachtree Corners East • Norcross, GA 30092
Telepone (770) 242-8723 Fax (770) 242-8639

 Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports First Quarter 2013 Results

Key Highlights:

•	Initial Edition 3 CE Marked LuViva® Advanced Cervical Scan unit shipped
•	LuViva® featured at major medical scientific meetings
•	Clinical trial results to be published in journal Gynecologic Oncology
•	Awaiting FDA Response

Norcross, GA (May 14, 2013) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the first quarter ended March 31, 2013.

Revenue and other income for the first quarter of 2013 was approximately $374,000, including $132,000 in sales of LuViva® devices and disposables, with the remainder of revenue representing royalty and grant income. This compares to revenue of approximately $718,000 in the first quarter of 2012, which was comprised solely of contract and grant revenue. The year-over-year decline in revenue was primarily due to the decline in contract revenue from Konica Minolta, as a result of bringing the worldwide rights to the Company’s esophageal cancer detection technology back in house.

The net loss attributable to common stockholders for the first quarter of 2013 was approximately $1.8 million, or $0.03 per share. This compares to a net loss attributable to common stockholders of approximately $1.0 million, or $0.02 per share, in the comparable quarter of 2012.

Cash on hand at March 31, 2013 was approximately $1.1 million, as compared to approximately $1.0 million at December 31, 2012. During the first quarter of 2013, the Company received approximately $1.65 million from warrant exercises. Management believes that the Company’s anticipated future sales, as well as other funds from partnerships and grants, should be sufficient to support existing operations through the second quarter of 2013. The Company has historically sought additional funding from a variety of sources and will continue to do so.

“While we await a response from the FDA regarding LuViva, we continue to actively promote the product in key international markets,” said Mark L. Faupel, Ph.D., Chief Executive Officer and President of Guided Therapeutics. “Following a major medical meeting in the United Kingdom, where LuViva was presented by a key opinion leader to 400 top gynecology health professionals, this week we are supporting our distributor in Turkey at a six-country Mediterranean congress. Next month, we will be in Canada at an important scientific meeting supporting our distributor there. After having recently received review board approval, we are expected to begin Canadian marketing clinical studies that are sponsored in part by the National Cancer Institute.”

“During the first quarter, as previously announced, we shipped eight devices to Canada, as well as one unit to our distributor in Finland, and recently shipped our first Third-Edition CE Marked product to Turkey. We continue to expect to ship 15 to 20 devices in the second quarter and are in the process of building inventory to support demand. We were also pleased to have received notice that our clinical trial results for LuViva will be published in an upcoming issue of the major peer-reviewed journal Gynecologic Oncology later this year.”

“We are very pleased by the early, positive response we have seen for LuViva in our initial markets,” added Dr. Faupel. “We have a committed group of distributors and together we are working hard to change the way cervical disease is detected and managed.”

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT on Wednesday, May 15, 2013, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm or http://www.viavid.net. The live call will also be available by dialing (888) 438-5535 or for international callers (719) 325-2429.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available, until May 22, 2013, by dialing (877) 870-5176 or for international callers (858) 384-5517, and using pin number 1602803.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent quarterly reports.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012

(In Thousands, Except Per Share Data)

	Three Months Ended March 31
In Thousands, except per share data	2013	2012

Revenue
Contract and grant revenue	$167	$718

Sales – Devices and disposables	132	—
Cost of goods sold	158	—
Gross (loss), profit	(26)	—
Operating Expenses
Research & Development	813	714
Sales & Marketing	164	70
General & Administration	1,039	930
Total Operating Expense	2,016	1,714

Operating Loss	(1,875)	(996)

Other Income	75	—

Interest & Other Expense	(15)	(17)

Net Loss	$(1,815)	$(1,013)

Basic and Diluted Net Loss per Share	$(0.03)	$(0.02)

Basic and Diluted Weighted Average Shares Outstanding	63,671	52,471

	March 31, 2013	December 31, 2012
Cash & Cash Equivalents	$1,109	$1,044
Working Capital	421	(472)
Total Assets	3,585	3,478
Accumulated Deficit	(93,913)	(92,098)
Stockholders’ Equity	1,862	1,133

Selected Balance Sheet Data (Unaudited)

(In Thousands)

###END###